               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                            Form 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  February 7, 1995
                                                   ----------------


                      PETROLITE CORPORATION
- -------------------------------------------------------------------
     (Exact name of Registrant as specified in its charter)


     Delaware                 0-685               43-0617572
- -------------------   ---------------------   ---------------------
(State or other       (Commission File No.)   (I.R.S. Employer
jurisdiction of                               Identification No.)
incorporation)


369 Marshall Avenue, St. Louis, Missouri               63119
- --------------------------------------------      -----------------
(Address of principal executive office)             (Zip Code)


Registrant's telephone number, including area code:  (314) 961-3500
                                                     --------------

                              None
- -------------------------------------------------------------------
  (Former name or former address, if changed since last report)

Item 5.   Other Events
          ------------

     (a) As previously reported, on December 9, 1994, the Company entered into a letter of intent (the "Letter of Intent") with Wm.
S. Barnickel & Company ("Barnickel Company"), the William S. Barnickel Testamentary Trust ("Barnickel Trust"), the John S. Lehmann Trust f/b/o John S. Lehmann, Jr. and the John S. Lehmann Trust f/b/o Frederick W. Lehmann III, and Michael V. Janes, G.J. Brown, William B. Janes, and John V. Janes. The Letter of Intent was executed by the last signatory thereto on December 9, 1994. A copy of the Letter of Intent was filed as Exhibit 99 to the Company's Current Report on Form 8-K filed on or about December 13, 1994, and is incorporated herein by reference.

     As more fully described in said 8-K Report, the Letter of Intent set forth the principal terms of the proposed acquisition by the Company of substantially all of the assets of Barnickel Company pursuant to a tax-free reorganization (the "Proposed Reorganization") within the meaning of Section 368(a)(1)(C) of the United States Internal Revenue Code of 1986, as amended. Subject to the satisfaction of certain conditions to the closing of the transactions contemplated in the Proposed Reorganization, the Company proposed to acquire, in exchange for newly issued shares of its Capital Stock, substantially all of the assets of Barnickel Company, consisting of shares of the Company's Capital Stock (representing approximately 47% of the Company's outstanding Capital Stock), certain interests in the Barnickel Trust acquired by Barnickel Company, and some or all of the oil and gas properties owned by Barnickel Company. The foregoing is only a summary of certain aspects of the Proposed Reorganization, a more complete description of which is contained in said 8-K Report.

     One of the conditions to the obligations of the parties to consummate the Proposed Reorganization is the issuance of a favorable ruling from the Internal Revenue Service (the "IRS") regarding qualification of the Proposed Reorganization as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code.

     The Company and Barnickel Company have been advised by the IRS that Revenue Procedure 94-76, pursuant to which the IRS suspended consideration of certain advance ruling requests pending the completion of a designated study, applied to the Proposed Reorganization. As a result, it is unlikely that the Proposed Reorganization will be completed on the terms originally agreed upon. The parties are reviewing alternatives to the Proposed Reorganization in light of the application of the Revenue
Procedure. No agreement with respect to the terms of any such alternative transaction has been reached and negotiations are subject to continued analysis, including an analysis of the possibility of effecting such a transaction on a tax-free basis.
Any such transaction would be subject to negotiation and agreement upon the necessary terms and conditions; negotiation and execution of a definitive agreement and other necessary agreements on terms mutually satisfactory to the parties; approval by their respective Boards of Directors and possibly shareholders and other persons;
and receipt of necessary regulatory approvals. No assurances can be given that an agreement with respect to any such transaction will be reached or consummated.

     As part of the review of alternatives to the Proposed Reorganization, the Company's Board of Directors invited Barnickel Company to propose two individuals for nomination to the Company's Board of Directors at the Company's 1995 Annual Meeting of Stockholders. Barnickel Company proposed Mr. Fairfax F. Pollnow and Mr. Wayne J. Grace for nomination as Directors of the Company. The Company's Board of Directors expanded such Board from nine to eleven members, effective as of the Company's 1995 Annual Meeting, to accommodate the two nominees proposed by Barnickel Company. Messrs. Pollnow and Grace have been included on the Company's slate of candidates for election to the Board of Directors.


     (b) The Company has adopted Amendment No. 2 to its Rights Agreement with Society National Bank dated March 28, 1994, a copy of which is attached hereto as Exhibit 4, and incorporated by reference herein. The amendment: (1) clarifies that no rights issued under the Rights Agreement will become exercisable solely by reason of the distribution of the Barnickel Trust pursuant to its terms, (2) treats Messrs. Pollnow and Grace, and any other persons proposed by Barnickel Company for nomination by the Company for election as Directors of the Company ("Barnickel Nominee"), as "Exempt Persons' insofar as they might be deemed a member of a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) solely by reason of such proposed nomination, nomination, or subsequent election, (3) excludes the Barnickel Nominees and any person who is an "Exempt Person" or a representative of an "Exempt Person" from the definition of "Continuing Director(s)", and (4) clarifies that the furnishing of proxies or the casting of votes in favor, or the withholding of votes from, the election of nominees for election as Directors of the Company by Barnickel Company and certain other persons in respect of the Company's 1995 Annual Meeting of Stockholders will not, directly or indirectly, cause any rights issued under the Rights Agreement to become exercisable.


Item 7.   Financial Statements and Exhibits
          ---------------------------------

          (c)  Exhibits.

                4. Form of Amendment No. 2 to Rights Agreement dated as of March 28, 1994 between the Company and Society National Bank as Rights Agent, as amended.

                           SIGNATURES
                           ----------

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PETROLITE CORPORATION



                              By:  /s/ John M. Casper
                                  ---------------------------------------
                                  John M. Casper
                                  Vice President and
                                  Chief Financial Officer



Date:  February 13, 1995
       -----------------